Exhibit 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group, Investor Relations
Marcy Graham	Chris Danne, Rakesh Mehta
Director, Investor Relations	(415) 217-7722
(858) 320-8837	chris@blueshirtgroup.com
ir@nvtl.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS INCREASES SECOND QUARTER GUIDANCE

Company Announces Resignation of CFO Dan Halvorson

SAN DIEGO, CA — June 8, 2007 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today raised guidance for its second quarter ended June 30, 2007 and announced the resignation of Chief Financial Officer Dan Halvorson, effective June 15th, to pursue another opportunity.

Revenues are expected to be approximately $95 million, ahead of previous guidance of $90 million and representing year-over-year growth of over 100%. Non-GAAP EPS is expected to be $0.29—$0.31 per diluted share, ahead of previous non-GAAP EPS guidance of $0.20—$0.22 per diluted share and compares to non-GAAP EPS of $0.02 per diluted share in the second quarter of last year. Non-GAAP EPS excludes FAS 123R share-based compensation expense.

“We are currently seeing strong demand across our major product lines, most notably for our ExpressCards and Ovation USB devices,” commented Brad Weinert, Novatel Wireless’ acting Chief Executive Officer. “Wireless data is clearly becoming a vital component of carrier plans, as enterprises and consumers increasingly recognize the benefits of the technology.”

Mr. Weinert continued, “We thank Dan for all of his contributions in the past as Novatel Wireless has grown and diversified over the last three years. We wish him well in the future. An active search for Dan’s replacement is ongoing and we expect to complete this search in the near future.”

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About Novatel Wireless

Novatel Wireless, Inc. is revolutionizing wireless communications. The Company is a leader in the design and development of innovative wireless broadband access solutions based on 3G WCDMA (HSDPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ MerlinTM PC Cards and ExpressCards, Expedite® Embedded Modules, MobiLink™ Communications Software Suite, Ovation™ Fixed Mobile Convergence Products and Conversa™ Software Suite enable high-speed wireless access. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLE)

Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this release constitutes forward-looking statements based on management’s current expectations, assumptions, estimates and projections. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include, without limitation, (1) the future demand for wireless broadband access to data, (2) the future growth of wireless wide-area networking, (3) changes in commercially adopted wireless transmission standards and technologies, (4) continued acceptance of the Company’s current products and market demand for the Company’s anticipated new product offerings in 2007, (5) increased competition and pricing pressure from current or new wireless market participants, (6) dependence on third party manufacturers in Asia and key component suppliers worldwide, (7) unexpected liabilities or expenses, (8) the Company’s ability to introduce new products in a timely manner, (9) litigation, regulatory and IP developments, (10) dependence on a small number of customers, (11) the effect of changes in accounting standards and in aspects of our critical accounting policies and (12) the Company’s plans and expectations relating to strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives.

These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.

Non-GAAP Financial Measures; GAAP EPS

Novatel Wireless has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP diluted earnings per share. Novatel Wireless uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Novatel Wireless’s ongoing operational performance. Novatel Wireless believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in Novatel Wireless’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude FAS 123R share-based compensation expense.

The Company continues to evaluate the factors that might impact diluted GAAP EPS, which consist primarily of FAS 123R share-based compensation expenses and accruals for income tax expense. The FAS 123R share-based compensation expenses are expected to vary depending on the number of new grants issued to both current and new employees, and changes in the Company’s stock price, stock market volatility, expected option life, and risk-free interest rates (all of which are difficult to estimate). In addition, the factors that impact the Company’s deferred tax assets are expected to vary from period to period, also making diluted GAAP EPS difficult to estimate.

©2007 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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